SERVICES, OPERATIONS AND MANAGEMENT AGREEMENT

This Agreement, effective as of October 8, 2008 (this “Agreement”), is made and entered into by and between Aura Sound, Inc., a Nevada corporation (“Aura Sound”), and its wholly owned subsidiary Aura Sound, Inc., a California corporation, having their principal place of business at 11839 E. Smith Ave., Santa Fe Springs, CA 90670 (“Subsidiary”), and GGEC America Inc., a California company (“GGEC”) having its principle place of business at 1801 E. Edingar Ave. #255, Santa Ana, CA 92705 (each, a “Party”, collectively the “Parties”).

RECITALS

WHEREAS, Aura Sound and Subsidiary (collectively “Company”) are in the business of developing, manufacturing and marketing premium audio products;

WHEREAS, GGEC and its parent company GGEC China is currently the sole manufacturer of the products sold by AuraSound and/or Subsidiary;

WHEREAS, GGEC’s principal place of business is located in California;

WHEREAS, Company is in need of capital and immediate financial assistance and has a continuing need for operational assistance and desires to obtain such assistance from GGEC and whereas GGEC has expressed a desire to provide this assistance to Aura Sound and/or Subsidiary;

WHEREAS, in furtherance of this desire, GGEC has entered into a non-binding October 6, 2008 Letter of Intent (“LOI”) with Aura Sound to explore and pursue the acquisition of a controlling percentage of the common stock of Aura Sound (“Acquisition”), which LOI is incorporated into this Agreement by this reference; and

WHEREAS, the board of directors of Aura Sound and Subsidiary, respectively, have adopted resolutions approving the assumption by GGEC of the operational control of Aura Sound and Subsidiary, respectively, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
SERVICES & FINANCING

1.1 Services to be Provided. In view of the contemplated Acquisition, GGEC, directly or indirectly as provided in Section 1.2, agrees to provide Company during the term of this Agreement, the following services (the “Services”) as it deems appropriate for Company:

(a) general management services, including (i) the services of executive, operations and financial personnel of GGEC; (ii) advice concerning the preparation of budgets, forecasts, capital expenditures, financing, and long range strategic planning; (iii) managing accounts receivables; (iv) managing accounts payables; and (iv) such other management services as GGEC may deem reasonably necessary to further the contemplated Acquisition or Subsidiary’s performance of its duties and responsibilities on the Bridge Loans; and

(b) general administrative and technical services, advice and direction, including (i) accounting, including cost accounting and inventory control; (ii) PRC legal, trademark and patent advice, including advice with respect to compliance with applicable legal regulations, patent applications and prosecutions outside the United States; (iii) market servicing, product pricing and costs controls and evaluations; (iv) preparation of advertising and publicity literature and other materials; (v) providing, training, supervision, guidelines and policies to staff and consultants; (vi) compensation planning and human resources services; (vii) purchasing services; (viii) importing and exporting; (ix) preparation of reporting forms; and (x) such other general administrative and technical services as Company may reasonably request from time to time.

1.2 Services Providers. It is understood that GGEC may provide any, all or some of the Services directly or through any of its affiliates, professional advisors or other representatives. (The entity providing the Services is hereinafter referred to as the “Services Provider”). The Services Provider shall, in its supervision of the Services hereunder, utilize a standard of duty and care equal to that of a reasonably prudent person acting on its own behalf in similar circumstances.

1.3 Property and Equipment. All properties and equipment owned by Company shall remain the properties and equipment of Company.

1.4 Management. The Company shall use commercially reasonable efforts to convince all directors, officers, employees and consultants of Company to remain with Company in their current capacities and to continue to perform their day-to-day duties in accordance with the normal operations of the Company, as may be managed by GGEC from time to time, until such time as the Company shall determine to replace any such directors, officers, employees or consultants.

1.5 Loans. GGEC agrees to make monthly loans of up to $150,000 to Subsidiary, during the term of this Agreement, to fund Subsidiary’s operating expenses and working capital requirements (“Bridge Loans”), provided that Company has not breached this Agreement or defaulted on a Bridge Loan. Each Bridge Loan shall be evidenced by a promissory note which shall provide: (a) for simple interest at a rate of six percent (6%) per annum; (b) that the entire loan amount, principal and interest, be due and payable upon the earlier of the termination or breach of this Agreement, or completion (closing) of the Acquisition; and (c) GGEC may elect, in its sole discretion, to apply any or all of the principal and interest owed on any or all of the Bridge Loans towards the purchase price of the Aura Sound equity it will acquire in the contemplated Acquisition.

ARTICLE 2
CONSIDERATION; CONFIDENTIALITY

2.1 Consideration for the Services. In further consideration of the Services and Bridge Loans,

(a) Company shall cooperate with GGEC and its agents and consultants in a commercially reasonable due diligence review of the Company by GGEC in connection with its contemplated purchase of a controlling equity interest in Aura Sound.

(b) Notwithstanding Article 1.4, during the term of this Agreement, Company and its directors, officers, employees and consultants shall not, without the written consent of GGEC, make any decisions; take any actions which are outside the ordinary course of business; enter into any material agreements; dispose of, transfer, assign, sell, lien, lease, license, pledge, encumber, alienate, hypothecate, depreciate or deplete any property, real or personal, tangible or intangible, owned by Company in whole or in part or in which Company has an ownership interest, regardless of the nature or extent of Company’s interest or the manner in which Company obtained such ownership interest; OR incur material liabilities, debts, loans or obligations of any kind in excess of $5,000 on behalf of the Company outside the ordinary course of business.

(c) GGEC shall have absolute authority and discretion on the payment of any accounts payables or monies owed by Company to any third parties, including but not limited to the order, amount and timing of such payments. Subsidiary shall open a separate bank account where the Bridge Loans will be deposited (the “Bridge Loan Account”), in order that such Bridge Loans are segregated from other funds of Subsidiary or Company.

(d) Upon Subsidiary’s default on the payment of interest or principal due on any Bridge Loan, GGEC and Company shall each instruct Company’s customers and any other third parties owing monies to Company to forward such monies directly to GGEC until the principal and interest due on any defaulted Bridge Loan(s) has been paid. Upon receipt of full payment of the principal and interest due on any defaulted Bridge Loan(s), GGEC and Company shall so inform Company’s customers and other third parties owing monies to Company.

(e) It is the intent of the Parties that all existing and future loans, credit, factoring or other financing agreements and liens of the Company shall be subordinated to the Bridge Loans, and the Company shall take all reasonable steps to accomplish this subordination

(f) The Company shall grant in favor of GGEC a security interest in Company’s property, real or personal, tangible or intangible, to secure Company’s performance under this Agreement and payment of the principal and interest due on the Bridge Loans, as more specifically set forth in the accompanying Security Agreement, Exhibit “A”. Company shall also enter into a Deposit Account Control agreement in the form of Exhibit “B” for the Bridge Loan Account.

(g) During the period this Agreement is operative, Company shall not, without the consent of GGEC, solicit or engage in discussions with another to sell or exchange Company’s stocks or assets, merge with or into another entity, or dissolve or re-organize Company.

(h) During the term of this Agreement, Company shall keep GGEC reasonably informed of its financial and operational condition, including but not limited to providing GGEC with reports, summaries and/or statements of sales, expenses, costs, purchases, accounts receivables, accounts payables, gross receipts, payments, debts, liabilities, balance sheets, profit and loss statements and agreements entered into; daily reports of Company’s deposit account balances, withdrawals, deposits, charges and fees; monthly bank statements, financial statements and records, minutes of meetings of Company’s directors and shareholders, corporate books, documents and records.

(i) During the term of this Agreement, so long as any Bridge Loan or interest thereon is outstanding, Company shall not, without the written approval of GGEC, issue dividends or make cash or earnings distributions to any Company shareholder, redeem the stock shares of any Company shareholder, or pay or award any compensation of any kind to any employee, officer or director of Company other than the salary and wages, none of which includes bonuses, and commissions they currently earn.

(j) Attached as Exhibit “C” is a true and correct list of Company’s key assets.

(k) Attached as Exhibit “D” is a complete list of all key or senior management employees, officers and directors of Company.

2.2 Confidentiality Agreement. GGEC’s due diligence review of Aura Sound, and GGEC’s provision of the Services hereunder, shall be subject to a Mutual Confidentiality Agreement in the form of Exhibit “E” attached hereto.

2.3 Non-Solicitation. GGEC, on the one hand, and Aura Sound and Subsidiary, on the other hand, agree that during the term of this Agreement and for a period of two (2) years thereafter, GGEC shall not solicit, hire or employ any officers, employees or consultants of Aura Sound or Subsidiary, and neither Aura Sound nor Subsidiary shall solicit, hire or employ any officers, employees or consultants of GGEC, in either case without the express written consent of the non-hiring/soliciting/employing Party.

ARTICLE 3
TERM AND TERMINATION

3.1  Term and Termination. The term of this Agreement shall begin on October 6, 2008 and shall continue for a period of six (6) months or until the completion (closing) of the Acquisition, whichever occurs earlier. Any funds loaned to the Company or Subsidiary by GGEC prior to the date hereof shall be deemed Bridge Loans within the meaning set forth herein and shall be governed by this Agreement and its attachments. This Agreement may be renewed in writing upon the mutual agreement of the Parties.

ARTICLE 4
GENERAL PROVISIONS

4.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the Party to whom the same is so delivered, sent or mailed at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice).

4.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

4.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Agreement to preserve each Party's anticipated benefits under this Agreement.

4.4  Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the Parties hereto.

4.5  Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule. Any and all actions brought under this Agreement shall be brought in the California state or federal court of the United States sitting in the County of Orange, California and each Party hereby waives any right to object to the convenience of such venue.

4.6  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other Party by facsimile or email of a “pdf” file, which facsimile or “pdf” file shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

4.7 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the Parties.

4.8 Waiver. No waiver by any Party of any default or breach by the other Party of any provision contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such Party of the same. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

4.9 Recitals Incorporated. The recitals of this Agreement are incorporated herein.

[SIGNATURES FOLLOW]

 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Aura Sound, Inc., a California corporation		Aura Sound, Inc., a Nevada corporation

By:	/S/ Arthur Liu	By:	/S/ Arthur Liu
Name:	Arthur Liu	Name:	Arthur Liu
Title:	CEO & Chairman of the Board	Title:	CEO & Chairman of the Board

Address:		Address:
AuraSound, Inc.		AuraSound, Inc.
11839 East Smith Avenue		11839 East Smith Avenue
Santa Fe Springs, CA 90670		Santa Fe Springs, CA 90670

GGEC America Inc..

By:	/S/ Jiaxi Huang
Name:	Jiaxi Huang
Title:	President

 Address:
 1801 E. Edingar Ave. #255.
 Santa Ana, CA 92705